Exhibit 99.1

Skechers Announces FIRST QUARTER 2024 FINANCIAL RESULTS and
record sales of $2.25 billion

LOS ANGELES, CA – April 25, 2024 – Skechers U.S.A., Inc. (“Skechers” or the “Company”) (NYSE:SKX), The Comfort Technology CompanyTM and a global footwear leader, today announced financial results for the first quarter ended March 31, 2024.

First Quarter Highlights

•
Record sales of $2.25 billion, a 12.5% increase
•
Wholesale sales grew 9.8%
•
Direct-to-Consumer sales grew 17.3%
•
Diluted earnings per share of $1.33, a 30.4% increase
•
Repurchased $60.0 million of Class A common stock

“For the first quarter, Skechers achieved a new sales record of $2.25 billion, EPS of $1.33, gross margins of 52.5% and an operating margin of 13.3%, all notable accomplishments as we mark our 100th earnings call as a public company,” said David Weinberg, Chief Operating Officer of Skechers. “We saw growth of 17% in our Direct-to-Consumer segment and 10% in Wholesale, as well as increases of 15% internationally and 8% domestically. For the quarter, international sales represented 65% of total sales, and we achieved growth in all regions: 17% in Europe, the Middle East and Africa; 16% in Asia Pacific; and 8% in the Americas. Importantly, our domestic wholesale business returned to growth, increasing 8% over last year. With the strong global demand for our brand and a healthy inventory position comprised of proven sellers, innovative technologies and new product categories, we believe that we have significant opportunities for growth across the globe, and we remain confident in our on-going success.”

“We began the new year by setting a new sales record, delivering results above expectations, and further expanding the Skechers brand globally,” said Robert Greenberg, Chief Executive Officer of Skechers. “The broad-based growth is the result of our team’s dedication to delivering exceptional product for consumers of all ages and interests and supporting our initiatives with targeted and effective demand creation. Once again, we created a memorable commercial for the Super Bowl – this year with Mr. T and Tony Romo. In the quarter, we also broadcast our first Skechers Basketball campaigns starring NBA players Julius Randle and Terence Mann, entered the world of cricket by sponsoring one of the leading men’s and women’s teams in India, and grew our roster of Premier League footballers with the addition of Oleksandr Zinchenko. Along with our signature capsules with Martha Stewart and Snoop Dogg, we designed high-performance cleats for three more MLB players – Aaron Nola, Chris Taylor, and Brendan Donovan – and developed an even more robust offering of Skechers Hands Free Slip-ins footwear, which has become the number one Skechers comfort technology product in most markets. With our focus on evolving and innovating our extensive product offering, best-in-class partnerships with our distribution network, and exceptional global demand, we are confident that Skechers will have another record-breaking year.”

First Quarter 2024 Financial Results

	Three Months Ended March 31,		Change
(in millions, except per share data)	2024	2023	$	%
Sales	$2,251.6	$2,001.9	249.7	12.5
Gross profit	1,181.6	978.6	203.0	20.7
Gross margin	52.5%	48.9%		360 bps
Operating expenses	882.8	755.0	127.8	16.9
As a % of sales	39.2%	37.7%		150 bps
Earnings from operations	298.8	223.6	75.2	33.6
Operating margin	13.3%	11.2%		210 bps
Net earnings attributable to Skechers U.S.A., Inc.	206.6	160.4	46.2	28.8
Diluted earnings per share	$1.33	$1.02	0.31	30.4

First quarter sales increased 12.5% as a result of a 15.2% increase internationally and a 7.8% increase domestically. Wholesale increased 9.8% and Direct-to-Consumer increased 17.3%. On a constant currency basis, sales increased 13.4%.

Wholesale sales grew $127.1 million, or 9.8%, including increases in EMEA of 11.5%, APAC of 15.3%, and AMER of 5.9%. Wholesale volume increased 9.9% and average selling price was flat.

Direct-to-Consumer sales grew $122.6 million, or 17.3%, including increases in APAC of 16.5%, AMER of 10.5%, and EMEA of 62.4%. Direct-to-Consumer volume increased 15.5% and average selling price increased 1.6%.

Gross margin was 52.5%, an increase of 360 basis points, primarily due to lower costs per unit, driven by lower freight costs and higher average selling prices.

Operating expenses increased $127.8 million, or 16.9%, and as a percentage of sales increased 150 basis points to 39.2%. Selling expenses increased $27.9 million, or 21.7%, and as a percentage of sales increased 50 basis points to 7.0%. The increase was due to higher demand creation expenditures. General and administrative expenses increased $99.9 million, or 15.9%, and as a percentage of sales increased 100 basis points to 32.3%. Increased expenses were primarily driven by increased labor and facility costs, including rent and depreciation.

Earnings from operations increased $75.2 million, or 33.6%, to $298.8 million, resulting in an operating margin of 13.3%.

Net earnings were $206.6 million and diluted earnings per share were $1.33 compared with prior year net earnings of $160.4 million and diluted earnings per share of $1.02.

In the first quarter, the Company’s effective income tax rate was 19.0%.

“Skechers continues to reach new milestones in expanding our global footprint. Achieving another sales record and exceptional earnings is a testament to the strength of our brand and our ability to meet consumers’ needs,” stated John Vandemore, Chief Financial Officer. “We remain committed to our growth strategy, further expanding our global reach and helping shoppers around the world enjoy the comfort and value of our Skechers products, and we have continued confidence in our goal of achieving $10 billion in sales by 2026.”

Balance Sheet

Cash, cash equivalents and investments totaled $1.25 billion, a decrease of $134.0 million, or 9.7% from December 31, 2023, due to working capital changes as well as $60.0 million of share repurchases and capital expenditures of $57.1 million. Decreases were partially offset by increased earnings.

Inventory was $1.36 billion, a decrease of $164.8 million or 10.8% from December 31, 2023.

Share Repurchase

During the first quarter, the Company repurchased 1.0 million shares of its Class A common stock at a cost of $60.0 million. As of March 31, 2024, $205.7 million remained available under the Company’s share repurchase program.

Outlook

For the second quarter of 2024, the Company believes it will achieve sales between $2.175 and $2.225 billion and diluted earnings per share of between $0.85 and $0.90. Further, the Company believes that for the fiscal year 2024, it will achieve sales between $8.725 and $8.875 billion and diluted earnings per share of between $3.95 and $4.10.

Store Count

	Number of Stores
	December 31, 2023	Opened	Closed	March 31, 2024
Domestic stores	563	10	(8)	565
International stores	1,085	42	(21)	1,106
Distributor, licensee and franchise stores	3,520	95	(83)	3,532
Total Skechers stores	5,168	147	(112)	5,203

First Quarter 2024 Conference Call

The Company will host a conference call at 4:30 p.m. ET / 1:30 p.m. PT on April 25, 2024 to discuss its first quarter 2024 financial results. The call can be accessed on the Investor Relations section of the Company’s website at investors.skechers.com. For those unable to participate during the live broadcast, a replay will be available beginning April 25, 2024, at 7:30 p.m. ET, through May 9, 2024, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13745028.

About Skechers U.S.A., Inc.

Skechers, The Comfort Technology Company® based in Southern California, designs, develops and markets a diverse range of lifestyle and performance footwear, apparel and accessories for men, women and children. The Company’s collections are available in 180 countries and territories through department and specialty stores, and direct to consumers through digital stores and approximately 5,200 Company- and third-party-owned physical retail stores. A Fortune 500® company, Skechers manages its international business through a network of wholly-owned subsidiaries, joint venture partners, and distributors. For more information, please visit about.skechers.com and follow us on Facebook, Instagram and TikTok.

Reference in this press release to “Sales” refers to Skechers’ net sales reported under GAAP. This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include the disruption of business and operations due to` delays or disruptions in our supply chain; international economic, political and market conditions including the effects of inflation and foreign currency exchange rate fluctuations around the world, the challenging consumer retail markets in the United States and the impact of wars, acts of war and other conflicts around the world; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2023. Taking these and other risk factors, the dynamic nature of these circumstances means that what is stated in this press release could change at any time, and as a result, actual results could differ materially from those contemplated by such forward-looking statements. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

Investor Relations

Sonia Reback

Eunice Han

investors@skechers.com

Press

Jennifer Clay

jennc@skechers.com

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Unaudited)

	As of	As of
(in thousands)	March 31, 2024	December 31, 2023
ASSETS
Current assets
Cash and cash equivalents	$1,020,458	$1,189,910
Short-term investments	88,564	72,595
Trade accounts receivable, net	1,158,384	860,300
Other receivables	76,632	82,253
Inventory	1,360,630	1,525,409
Prepaid expenses and other	225,726	222,137
Total current assets	3,930,394	3,952,604
Property, plant and equipment, net	1,519,463	1,506,690
Operating lease right-of-use assets	1,298,349	1,276,171
Deferred tax assets	447,085	450,574
Long-term investments	143,503	123,996
Goodwill	101,230	101,230
Other assets, net	127,416	136,086
Total non-current assets	3,637,046	3,594,747
TOTAL ASSETS	$7,567,440	$7,547,351
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$828,824	$1,008,001
Accrued expenses	302,213	320,105
Operating lease liabilities	277,733	274,296
Current installments of long-term borrowings	233,756	46,571
Short-term borrowings	—	11,894
Total current liabilities	1,642,526	1,660,867
Long-term operating lease liabilities	1,122,157	1,108,110
Long-term borrowings	112,536	242,944
Deferred tax liabilities	12,167	12,594
Other long-term liabilities	124,363	122,794
Total non-current liabilities	1,371,223	1,486,442
Total liabilities	3,013,749	3,147,309
Stockholders’ equity
Preferred Stock	—	—
Class A Common Stock	132	133
Class B Common Stock	20	20
Additional paid-in capital	228,594	295,847
Accumulated other comprehensive loss	(86,020)	(73,388)
Retained earnings	4,003,352	3,796,730
Skechers U.S.A., Inc. equity	4,146,078	4,019,342
Noncontrolling interests	407,613	380,700
Total stockholders' equity	4,553,691	4,400,042
TOTAL LIABILITIES AND EQUITY	$7,567,440	$7,547,351

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(Unaudited)

	Three Months Ended March 31,
(in thousands, except per share data)	2024	2023
Sales	$2,251,587	$2,001,928
Cost of sales	1,069,953	1,023,349
Gross profit	1,181,634	978,579
Operating expenses
Selling	156,501	128,560
General and administrative	726,335	626,442
Total operating expenses	882,836	755,002
Earnings from operations	298,798	223,577
Other (expense) income	(2,050)	9,923
Earnings before income taxes	296,748	233,500
Income tax expense	56,370	43,216
Net earnings	240,378	190,284
Less: Net earnings attributable to noncontrolling interests	33,756	29,841
Net earnings attributable to Skechers U.S.A., Inc.	$206,622	$160,443
Net earnings per share attributable to Skechers U.S.A., Inc.
Basic	$1.35	$1.03
Diluted	$1.33	$1.02
Weighted-average shares used in calculating net earnings per share attributable to Skechers U.S.A., Inc.
Basic	152,918	155,140
Diluted	155,119	156,755

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Supplemental Financial Information

(Unaudited)

Segment Information

	Three Months Ended March 31,		Change
(in millions)	2024	2023	$	%
Wholesale sales	$1,421.7	$1,294.6	127.1	9.8
Gross profit	636.0	512.0	124.0	24.2
Gross margin	44.7%	39.6%		520 bps

Direct-to-Consumer sales	$829.9	$707.3	122.6	17.3
Gross profit	545.6	466.6	79.0	16.9
Gross margin	65.7%	66.0%		(20) bps

Total sales	$2,251.6	$2,001.9	249.7	12.5
Gross profit	1,181.6	978.6	203.0	20.7
Gross margin	52.5%	48.9%		360 bps

Additional Sales Information

	Three Months Ended March 31,		Change
(in millions)	2024	2023	$	%
Geographic sales
Domestic
Wholesale	$476.0	$441.9	34.1	7.7
Direct-to-Consumer	322.8	299.0	23.8	8.0
Total domestic sales	798.8	740.9	57.9	7.8

International
Wholesale	945.7	852.6	93.1	10.9
Direct-to-Consumer	507.1	408.4	98.7	24.1
Total international sales	1,452.8	1,261.0	191.8	15.2

Total sales	$2,251.6	$2,001.9	249.7	12.5

Regional sales
Americas (AMER)	$1,019.5	$945.9	73.6	7.8
Europe, Middle East & Africa (EMEA)	627.6	534.5	93.1	17.4
Asia Pacific (APAC)	604.5	521.5	83.0	15.9
Total sales	$2,251.6	$2,001.9	249.7	12.5

China sales	$319.5	$282.0	37.5	13.3

Distributor sales	$125.9	$103.9	22.0	21.2

SKECHERS U.S.A., INC. AND SUBSIDIARIES

Reconciliation of GAAP Earnings Financial Measures to Corresponding Non-GAAP Financial Measures

(Unaudited)

Constant Currency Adjustment (Non-GAAP Financial Measure)

We evaluate our results of operations on both an as reported and a constant currency basis. The constant currency presentation, which is a non-GAAP measure, excludes the impact of period-over-period fluctuations in foreign currency exchange rates. We believe providing constant currency information provides valuable supplemental information regarding our results of operations, thereby facilitating period-to-period comparisons of our business performance and is consistent with how management evaluates the Company’s performance. We calculate constant currency percentages by converting our current period local currency financial results using the prior-period exchange rates and comparing these adjusted amounts to our prior period reported results.

	Three Months Ended March 31,
	2024			2023	Change
(in millions, except per share data)	Reported GAAP Measure	Constant Currency Adjustment	Adjusted for Non-GAAP Measures	Reported GAAP Measure	$	%
Sales	$2,251.6	$18.2	$2,269.8	$2,001.9	267.9	13.4
Cost of sales	1,070.0	6.9	1,076.9	1,023.3	53.6	5.2
Gross profit	1,181.6	11.3	1,192.9	978.6	214.3	21.9
Operating expenses	882.8	8.7	891.5	755.0	136.5	18.1
Earnings from operations	298.8	2.6	301.4	223.6	77.8	34.8
Other income (expense)	(2.0)	4.3	2.3	9.8	(7.5)	(76.5)
Income tax expense	56.4	0.6	57.0	43.2	13.8	31.9
Less: Noncontrolling interests	33.8	1.0	34.8	29.8	5.0	16.6
Net earnings attributable to Skechers U.S.A., Inc.	$206.6	$5.3	$211.9	$160.4	51.5	32.1
Diluted earnings per share	$1.33	$0.04	$1.37	$1.02	0.35	34.3